                                                                     EXHIBIT 6.3

                           ASSET PURCHASE AGREEMENT
                           ------------------------


          THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into
                                          ---------
this 18/th/ day of February, 1999 (the "Effective Date"), by and between North
                                        --------------
Orlando Sports Promotions, Inc., a Florida corporation (the "Purchaser"), and
                                                             ---------
The Information SuperHighway Corporation, a Florida corporation (the "Seller").
                                                                      ------

                             W I T N E S S E T H:
                             - - - - - - - - - -

          WHEREAS, Seller is engaged in the business of providing internet services, including internet access, e-mail and web hosting, and web application development (the "Business"); and
                  --------

          WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to acquire from Seller, substantially all of the assets of Seller relating to the Business, all on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties, on the basis of, and in reliance upon, the representations, warranties, covenants, obligations and agreements set forth herein, and upon the terms and subject to the conditions contained herein, agrees as follows:


                  ARTICLE I - ACQUISITION OF ASSETS; CLOSING
                  ------------------------------------------

          1.1  Purchase of Assets.  On the terms and subject to the conditions
               ------------------
set forth in this Agreement, on the Effective Date, Seller agrees to sell, transfer, assign, convey and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to all of the assets, rights and properties of Seller owner or used by Seller solely in the conduct of the Business, as and to the extent existing on the Effective Date (the "Assets"), including, without limitation,
                                     ------
those identified under the heading "Assets" on Schedule 1.1 to this Agreement, free and clear of any lien, claim, pledge, security interest or encumbrance (the "Assets"). Any provision of this Agreement notwithstanding, Purchaser shall not
 ------
acquire and there shall be excluded from the Assets the assets identified under the heading "Excluded Assets" on Schedule 1.1 (the "Excluded Assets").
                                                    ---------------

          1.2  Assumption of Liabilities.  Subject to the terms and conditions
               -------------------------
set forth in this Agreement, except as set forth in the second sentence of this
Section 1.2, Purchaser agrees that, on the Effective Date, Purchaser shall assume and thereafter pay, perform and discharge when due all of the debts, obligations and liabilities of Seller with respect to the Business (the "Assumed
                                                                         -------
Liabilities"), whether such debts, obligations or liabilities become due and
-----------
payable prior to, on or subsequent to the Effective Date, which Assumed Liabilities include, but are not limited to, those identified under the heading "Assumed Liabilities" on Schedule 1.2 of this Agreement. Any provision of this Agreement notwithstanding, Purchaser shall not assume, take subject to, pay, discharge or in any manner be responsible for, and there shall be excluded from the Assumed Liabilities, any debts, liabilities or obligations of Seller or the Business to Seller, any director, officer or shareholder of Seller, or any spouse or relative not more than one degree removed from any such person (the "Excluded Liabilities"). Seller, to the extent applicable, shall pay and
 --------------------
discharge when due all Excluded Liabilities of Seller.

          1.3  Consideration; Closing Conditions.
               ---------------------------------

               (a)  The aggregate purchase price (the "Consideration") to be
                                                       -------------
paid by Purchaser for the Assets is (i) Two Hundred Eight and 33/100 Shares of the common stock of Purchaser (the "NOSP Stock"), and (ii) the assumption by the
                                    ----------
Purchaser of the Assumed Liabilities, in each case payable in the manner set forth herein. Payment of the Consideration shall be made by delivery by the Purchaser to the Seller at the Closing (as defined below) of the share certificates representing the NOSP Stock that constitutes the Consideration. Purchaser shall pay all documentary stamp and other taxes due on the issuance of the NOSP Stock constituting the Consideration.

               (b)  On the Closing date, Seller shall deliver to the Purchaser:
(i) certified copies of the resolutions of the shareholder and director of Seller authorizing and approving the execution and delivery of this Agreement and the transactions contemplated hereby, and (ii) such good and sufficient instruments of sale, assignment, conveyance and transfer, as shall be required to fully and effectively vest in Purchaser all right, title and interest in and to the Assets, free and clear of any and all mortgages, security interests, liens, charges or encumbrances of any kind.

          1.4  Closing Date. The closing of the sale of Assets contemplated by
               ------------
this Agreement (the "Closing") shall take place concurrently with the execution
                     -------
of this Agreement at the offices of Baker & Hostetler LLP, 2300 SunTrust Center, 200 South Orange Avenue, Orlando, Florida 32801. Purchaser is tendering herewith the NOSP Stock constituting the Consideration, with all requisite documentary stamps attached. Simultaneously, Seller hereby sells, conveys, assigns and transfers to Purchaser good and valid title in and to the Assets, free and clear of all liens, security interests, pledges or encumbrances of any kind.

          1.5  Nonassignable Assets and Liabilities.  To the extent that
               ------------------------------------
assignment hereunder by Seller to Purchaser of any lease or contract is not permitted or is not permitted without the consent of a third party, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach of or cause a loss of benefits thereunder. Seller will use commercially reasonable efforts to obtain any and all such third party consents; provided, however, that Seller shall not be required to pay or incur any cost or expense to obtain any third party consent which Seller is not otherwise required to pay or incur in accordance with the terms of the applicable lease or contract. If any such third party consent is not obtained before the Closing, Seller will cooperate with Purchaser in any reasonable arrangement designed to provide Purchaser after the Closing the benefits under the applicable contract or lease.

                  ARTICLE II - REPRESENTATIONS AND WARRANTIES
                  -------------------------------------------

          2.1  Representations and Warranties of Sellers. Seller represents and
               -----------------------------------------
warrants to Purchaser as follows:

               (a)  Corporate Organization.  Seller is a corporation, duly
                    ----------------------
organized, validly existing and in good standing under the laws of the State of Florida, and has the power and authority to carry on its business as presently conducted.

               (b)  Validity and Execution of Agreement.  Seller has all
                    -----------------------------------
necessary power and authority, corporate and otherwise, to enter into, execute and deliver this Agreement and to fully perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action, corporate or otherwise, on the part of Seller, and this Agreement constitutes the valid and legally binding agreement of Seller, enforceable in accordance with the terms hereof.

--------------------------------------------------------------------------------

               (c)  Litigation and Government Proceedings.  Except as disclosed
                    -------------------------------------
to Purchaser, there is no pending or, to the Seller's best knowledge, threatened suit, claim, action or litigation or administrative, arbitration or other proceeding or governmental investigation or inquiry (collectively, "Litigation")
                                                                    ----------
against Seller to which its assets are subject and which would have a material adverse effect upon the Assets. Seller is not now subject to any judgment, order, injunction or decree directed specifically to Seller of any court, administrative agency or other governmental authority which would materially, adversely affect any of the Assets.

               (d)  Conflicts; Defaults.  Neither the execution and delivery of
                    -------------------
this Agreement by Seller, nor the performance of its obligations hereunder, will violate, conflict with or constitute a default under, or result in the acceleration of any obligation under, any contract, lien, permit, deed, lease, instrument, order, judgment or decree to which Seller is a party, or by which Seller or the Assets are bound, and will not constitute an event which, after notice or lapse of time or both, will result in such violation, conflict, default or acceleration. The execution and delivery of this Agreement by Seller, and the performance by it of the transactions contemplated hereby, will not, except as specifically authorized herein, result in the creation or imposition of any liens, charges or encumbrances of any kind or other rights, whether legal or equitable, in any third person or entity upon or against any of the Assets, and will not violate any judgment, decree or order or, to the best knowledge of the Seller, any law, rule or regulation of any governmental authority applicable to the Seller or the Assets.

               (e)  Title; Liens; No Undisclosed Liabilities. Seller has good
                    ----------------------------------------
and marketable title to the applicable Assets, and the Seller owns outright all of the Assets, free and clear from any mortgages, security interests, liens, charges or encumbrances of any kind. Other than those obligations and liabilities set forth on Schedule 1.2, there are no obligations or liabilities of the Seller relating to the Assets or the Business.

               (f)  Governmental Approvals and Filings.  No consent, approval or
                    ----------------------------------
action of, filing with or notice to any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision on the part of Seller or the Company is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except (i) such consents, approvals, actions, filings or notices as have been obtained, made or given, or
(ii) where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to materially adversely affect the validity or enforceability of this Agreement.

               (g)  Restricted Securities.  Seller understands and acknowledges
                    ---------------------
that the NOSP Stock being issued to Seller hereby have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state
                                             --------------
securities laws, and are being offered and sold pursuant to exemptions from registration provided for by such securities laws and the rules and regulations promulgated thereunder. Accordingly, Seller understands and agrees that the NOSP Stock cannot be offered, sold or otherwise disposed of unless they are subsequently registered under the Securities Act and any applicable state securities laws, or sold in a transaction exempt from such registration requirements. Seller represents and warrants to Purchaser that Seller (i) is acquiring the NOSP Stock solely for Seller's own account, for investment only, and is not purchasing such NOSP Stock with a view to, or for the resale, distribution, subdivision or fractionalization thereof, (ii) has no contract, understanding, undertaking, agreement or arrangement, formal or informal, with any person to sell, transfer or pledge the NOSP Stock to any person, and (iii) has no present plans to enter into any such contract, undertaking, agreement or arrangement. Seller understands the legal consequences of the foregoing representations and warranties to mean that Seller must bear the economic risk of the investment in the NOSP Stock for an indefinite period of time because the NOSP Stock has not been registered under the Securities Act or

--------------------------------------------------------------------------------
any applicable state securities laws and, therefore, cannot be sold unless they are subsequently registered under applicable securities laws or an exemption from such registration is available.

               (h)  Informed Decision to Purchase.  Seller acknowledges that
                    -----------------------------
Purchaser, prior to the execution of this Agreement and prior to the sale of the NOSP Stock, has made available to the Seller an adequate opportunity to ask questions of and receive answers from any person authorized to act on behalf of Purchaser, its operations, business, financial condition and prospects, and that all documents, records, books and other information pertaining to the Purchaser and the value of its capital stock requested by Seller have been made available to Seller to the extent Purchaser possesses such documents, records, books and other information or can acquire them without unreasonable effort or expense. Seller acknowledges that the price for the NOSP Stock constituting the Consideration has been determined arbitrarily in the sense that it was not based on an independent valuation of the past or projected earnings or asset value of the Purchaser, nor does it necessarily reflect the current market value of the NOSP Stock or the net book value per share of the Purchaser's capital stock.

          2.2  Representations and Warranties of Purchaser. Purchaser represents
               -------------------------------------------
and warrants to Seller as follows:

               (a)  Organization and Standing of Purchaser.  Purchaser is a
                    --------------------------------------
corporation duly organized and existing in good standing under the laws of the State of Florida, and has all necessary power to own its property and to carry on its business as presently conducted.

               (b)  Validity and Execution of Agreement.  Purchaser has all
                    -----------------------------------
necessary power and authority, corporate and otherwise, to enter into, execute and deliver this Agreement and to fully perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action, corporate or otherwise, on the part of Purchaser, and this Agreement constitutes the valid and legally binding agreement of each such person, as applicable, enforceable in accordance with the terms hereof.

               (c)  Capital Stock.  Immediately prior to the Closing, the
                    -------------
authorized capital stock of the Purchaser consists solely of 1,000 shares of common stock, par value $1.00 per share, of which 500 shares are issued and outstanding, which shares are issued as follows:

               Dennis Kurir:            250 shares of NOSP Stock

               Raymond J. Hotaling:     250 shares of NOSP Stock.

The NOSP Stock to be delivered to the Seller in accordance with this Agreement shall be duly authorized and validly issued, fully paid and nonassessable. All of the NOSP Stock to be issued to the Seller in accordance herewith will be offered, issued and delivered by Purchaser in compliance with federal securities laws and the applicable state securities laws and none of such shares will be issued in violation of any preemptive rights of any shareholder of the Purchaser.

               (d)  No Conflicts.  The execution and delivery by the Purchaser
                    ------------
of this Agreement do not, and the performance by the Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a violation, default or breach, as applicable, of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Purchaser or any of its assets and properties (other than such conflicts, violations or breaches which could not in the aggregate reasonably be expected to materially adversely affect the validity or enforceability of this Agreement).

--------------------------------------------------------------------------------

               (e)  Governmental Approvals and Filings.  No consent, approval or
                    ----------------------------------
action of, filing with or notice to any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision on the part of the Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except (i) such consents, approvals, actions, filings or notices as have been obtained, made or given, or
(ii) where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to materially adversely affect the validity or enforceability of this Agreement.

                        ARTICLE III - CERTAIN COVENANTS
                        -------------------------------

          3.1  Examination and Investigation.  Prior to the Closing, Purchaser
               -----------------------------
shall be entitled to make such investigations of the assets, properties, business and operations of the Seller in connection with the Assets as Purchaser may wish, which investigation shall be at reasonable times and under reasonable circumstances. The Seller shall furnish Purchaser with such information and documents concerning the Assets as Purchaser may reasonably requests, and Seller shall cooperate fully in connection with any such investigation or examination.

          3.2  Preservation of Business.  From the date hereof through the
               ------------------------
Closing, the Seller shall use commercially reasonable efforts to (a) conduct the Business in the ordinary course consistent with past practice in all material respects, and (b) preserve the Assets.

          3.3  Third Party Consents.  Seller and Purchaser agree to use
               --------------------
commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, the obtaining of all necessary waivers, consents and approvals.

                   ARTICLE IV - SURVIVAL OF REPRESENTATIONS
                      AND WARRANTIES AND INDEMNIFICATION
                    ---------------------------------------

          4.1  Survival of Representations and Warranties.  All representations
               ------------------------------------------
and warranties made or given by the parties in this Agreement shall survive the Closing and the consummation of all transactions contemplated herein for the applicable limitations period.

          4.2  Indemnification by Sellers.  Seller shall indemnify, defend and
               --------------------------
hold harmless and reimburse Purchaser, its directors, officers, and shareholders (the "Purchaser Indemnified Parties") against, from and for, any and all claims,
      -----------------------------
loss, damages, costs and expenses, including, without limitation, reasonable attorneys' fees incurred by Purchaser Indemnified Parties and which arise out of, in connection with or related to: (i) any breach by Seller of any representation or warranty made by Seller contained in this Agreement; or (ii) any failure by Seller to pay, perform and discharge any debt, obligation or liability of Seller which is not being assumed by Purchaser in connection with the transactions contemplated hereby or related hereto.

          4.3  Indemnification by Purchaser.  Purchaser shall indemnify, defend
               ----------------------------
and hold harmless and reimburse Seller, its directors, officers, and shareholders (the "Seller Indemnified Parties") against, from and for, any and
                   --------------------------
all claims, loss, damages, costs and expenses, including, without limitation, reasonable attorneys' fees incurred by Seller Indemnified Parties and which arise out of, in connection with or related to: (i) any breach by a Purchaser of any representation or warranty made by Purchaser

--------------------------------------------------------------------------------
contained in this Agreement; (ii) any Assumed Liability; or (iii) any claims, loss, damages, costs and expenses incurred by Purchaser resulting from the operation of the Business on and after the Closing.

          4.3  Indemnification Procedures.  In case of any claim or proceeding
               --------------------------
affecting a Purchaser Indemnified Party or Seller Indemnified Party (the "Indemnified Party"), such Indemnified Party shall promptly notify the party
 -----------------
required to provide indemnification (the "Indemnifying Party") in writing, and
                                          ------------------
the Indemnifying Party, within ten (10) days after notification shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Indemnifying Party may designate in such proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding. Any Indemnified Party shall have the right to retain its own counsel, but at its own expense, unless (i) the Indemnifying Party have failed to retain counsel; or, (ii) counsel retained by the Indemnifying Party is inappropriate due to actual potential differing interests between such an Indemnified Party and any other person.

                           ARTICLE V - MISCELLANEOUS
                           -------------------------

          5.1  Assignment.  This Agreement shall not be assignable by any party
               ----------
without the prior written consent of the other party. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

          5.2  Further Assistance.  Seller agrees that it will, upon request of
               ------------------
Purchaser, do such further acts, assignments, transfers, agreements, powers of attorney and assurances as may be reasonably required for the better assigning, transferring, granting, assuring and confirming to Purchaser or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, the Assets by Purchaser and the performance of any or all obligations of Seller hereunder. Purchaser agrees that it will cooperate with Seller in providing the accounting records it has and any information related to the collection of the accounts receivable assigned to Seller.

          5.3  Notices.  Any notice, request, instruction or other document to
               -------
be given hereunder by any party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by overnight delivery service, to:

     If to the Purchaser, to:      NORTH ORLANDO SPORTS PROMOTIONS, INC.
                                   550 Devonshire Boulevard
                                   Longwood, Florida 32750
                                   Facsimile No.: _________________



     If to the Seller, to:         THE INFORMATION SUPERHIGHWAY CORPORATION
                                   9136 Lake Burkett Drive
                                   Orlando, Florida 32817
                                   Attention: Martin M. Meads
                                   Facsimile No.: (407) 673-9997

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time

--------------------------------------------------------------------------------
to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

          5.4  Expenses.  Each of the parties shall bear its own costs and
               --------
expenses (including, without limitation, legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

          5.5  Governing Law, Jurisdiction and Venue.  This Agreement shall be
               -------------------------------------
governed by and construed in accordance with the Laws of the State of Florida applicable to an agreement executed and performed in such State without giving effect to the conflicts of laws principles thereof; and the courts of such State in the Ninth Judicial Circuit and the United States District Court for the Middle District of Florida (Orlando Division) shall be the exclusive courts of jurisdiction and venue for any litigation, special proceeding or other proceeding as between the parties that may be brought, or arise out of, in connection with, or by reason of this Agreement. Purchaser and Seller hereby consent to the jurisdiction of such courts.

          5.6  Modification; Waiver.  This Agreement shall not be modified
               --------------------
except by an instrument in writing duly signed on behalf of the party against whom enforcement of such modification is sought. No waiver of any provision of this Agreement shall be effective unless in writing and similarly signed, nor shall any failure of any party to enforce any right or remedy hereunder be deemed a waiver of such right or remedy for the future in the same or any situation.

          5.7  Headings.  Captions have been inserted in this Agreement for
               --------
reference only and shall not limit or otherwise affect any of its terms and provisions.

          5.8  Counterparts.  This Agreement may be executed concurrently in
               ------------
one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

          5.9  Severability.  Each section, subsection and lesser section of
               ------------
this Agreement constitutes a separate and distinct undertaking, covenant or provision hereof. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event such a limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

          5.10 Entire Agreement.  This Agreement (as amended in writing from
               ----------------
time to time), the exhibits and the schedules delivered pursuant hereto contain the entire agreement between the parties with respect to the transactions contemplated hereby and all prior agreements, understandings and negotiations are superseded hereby. No representation, warranty or agreement, express or implied, has been made other than as contained herein.

--------------------------------------------------------------------------------

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.


                                   "Purchaser":

                                   NORTH ORLANDO SPORTS PROMOTIONS, INC.


                                   By: /s/ Dennis A. Kurir
                                       --------------------------------
                                   Name:   Dennis A. Kurir
                                   Title:  CEO


                                   "Seller":

                                   THE INFORMATION SUPERHIGHWAY CORPORATION


                                   By: /s/ Martin M. Meads
                                       --------------------------------
                                       Martin M. Meads, President

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                                                                          Page 8

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                                                                          Page 9

                                 Schedule 1.2
                                 ------------

                              Assumed Liabilities
                              -------------------

Seller's lease for space at Tradewinds Office Building for 3 year term, starting September 1997, at $209/month.

AT&T Universal Business Card (VISA) credit card liabilities, which are generally paid off monthly. As of February 26, 1999, outstanding debt is estimated to be less than $750.00.

--------------------------------------------------------------------------------

                                   Exhibit A
                                   ---------

                                 BILL OF SALE
                                 ------------


THIS BILL OF SALE dated as of February 18, 1999, by The Information SuperHighway Corporation, a Florida corporation (the "Seller") to North Orlando Sports
                                         ------
Promotions, Inc., a Florida corporation (the "Purchaser").
                                              ---------

                             W I T N E S S E T H:
                             - - - - - - - - - -


          WHEREAS, the Asset Purchase Agreement, dated as of February 18, 1999 (the "Purchase Agreement"), by and between the Purchaser and the Seller provides
      ------------------
for, among other things, the transfer and sale to the Purchaser of certain assets of the Seller, all as more fully described in the Purchase Agreement, for consideration in the amount and upon the terms provided in the Purchase Agreement; and

          WHEREAS, by this instrument the Seller is vesting in the Purchaser all of the properties, assets, and rights of the Seller hereinafter described.

          NOW, THEREFORE, in consideration of the premises and of other valuable consideration to the Seller in hand paid by the Purchaser, at or before the execution and delivery hereof, the receipt and sufficiency of which by the Seller is hereby acknowledged, the Seller has conveyed, granted, bargained, sold, transferred, set over, assigned, aliened, remised, released, delivered and confirmed, and by this Bill of Sale does convey, grant, bargain, sell, transfer set over, assign, alien, remise, release, deliver and confirm unto the Purchaser, its successors and assigns forever, all of the Seller's right, title and interest in the Assets (as defined in Section 1.1 of the Purchase Agreement) of every nature and description, whether tangible or intangible, whether real, personal, or mixed, whether accrued, contingent or otherwise, wherever located.

          TO HAVE AND TO HOLD all of the Assets unto the Purchaser, its successors and assigns to its and their own use forever.

          The Seller hereby constitutes and appoints the Purchaser, its successors and assigns, the Seller's true and lawful attorney, with full power of substitution, in the Seller's name and stead, but on behalf and for the benefit of the Purchaser, its successors and assigns, to demand and receive any and all of the Assets, and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to institute and prosecute in the Seller's name, or otherwise, for the benefit of the Purchaser, its successors and assigns, any and all proceedings at law, in equity or otherwise, which the Purchaser, its successors and assigns, may deem proper for the collection or reduction to possession of any of the Assets or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, transferred and assigned, or intended so to be, and to do all acts and things in relation to the Assets which the Purchaser, its successors and assigns shall deem desirable, the Seller hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by the Seller or by their death or dissolution or in any manner or for any reason whatsoever.

          The Seller hereby covenants that, from time to time after the delivery of this instrument, at the Purchaser's request and without further consideration, the Seller will do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged and delivered, all and every such further acts, deeds, conveyances, transfers, assignments, powers of attorney and assurances as reasonably may be

--------------------------------------------------------------------------------
required more effectively to convey, transfer to and vest in the Purchaser, and to put the Purchaser in possession of, any of the Assets.

          Nothing in this instrument, express or implied, is intended or shall be construed to confer upon, or give to, any person, firm or corporation other than the Purchaser and its successors and assigns any remedy or claim under or by reason of this instrument or any terms, covenants or condition hereof, and all the terms, covenants and conditions, promises and agreements in this instrument contained shall be for the sole and exclusive benefit of the Purchaser and its successors and assigns.

          This instrument is executed by, and shall be binding upon, the Seller, its successors and assigns, for the uses and purposes above set forth and referred to, effective immediately upon its delivery to the Purchaser. This instrument shall be governed by and construed in accordance with the laws of the State of Florida applicable to an agreement executed and performed in such State without giving effect to the conflicts of laws principles thereof; and the courts of such State in the Ninth Judicial Circuit and the United States District Court for the Middle District of Florida (Orlando Division) shall be the exclusive courts of jurisdiction and venue for any litigation, special proceeding or other proceeding as between the parties that may be brought, or arise out of, in connection with, or by reason of this instrument. Purchaser and Seller hereby consent to the jurisdiction of such courts.

          IN WITNESS WHEREOF, the Seller has executed this Bill of Sale or have caused this Bill of Sale to be executed on their behalf by their duly authorized officers as of the date first above written.


Attest:                                      THE INFORMATION SUPERHIGHWAY
                                             CORPORATION


_______________________________              By:____________________________
Secretary                                       Martin M. Meads, President



               Receipt of the foregoing instrument acknowledged:



Attest:                                      NORTH ORLANDO SPORTS PROMOTIONS,
                                             INC.


_______________________________              By:____________________________
Secretary                                       Name:
                                                Title:

--------------------------------------------------------------------------------

                                   Exhibit B

                      ASSIGNMENT AND ASSUMPTION AGREEMENT
                      -----------------------------------


          THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Agreement"), dated as of February 18, 1999, by and between North Orlando Sports Promotions, Inc., a Florida corporation (the "Purchaser"), and The Information SuperHighway
                          ---------
Corporation, a Florida corporation (the "Seller").
                                         ------

          WHEREAS, by an Asset Purchase Agreement dated as of February 18, 1999 (the "Purchase Agreement"), among the Purchaser and the Seller, the Seller has
      ------------------
agreed to sell and assign the Assets to Purchaser; and

          WHEREAS, as part of the Consideration for the Assets, the Purchaser has agreed to assume the Assumed Liabilities; and

          WHEREAS, the parties hereto desire to execute this Agreement to further evidence the assignment by Seller and the assumption by Purchaser;

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

          1.  Definitions.  Except as otherwise provided herein, all capitalized
              -----------
terms contained and not defined herein (including the recitals hereto) shall have herein the respective meanings ascribed to them in the Purchase Agreement.

          2.  Assignment.  Seller hereby sells, transfers, conveys, assigns and
              ----------
sets over to Purchaser, its successors and assigns, all of the Assets, including, without limitation, the leases, contracts, commitments and undertakings which constitute a portion of the Assets (such leases, contracts, commitments and undertakings, the "Assigned Agreements").
                                   -------------------

          3.  Assumption of Assumed Liabilities.  Purchaser hereby assumes and
              ---------------------------------
undertakes to pay, perform and discharge the Assumed Liabilities.

          4.  Assignability of Assigned Agreements.  To the extent that any of
              ------------------------------------
the Assigned Agreements are not assignable without the consent of another party and such consent has not been obtained on or prior to the Effective Date, this Agreement shall not constitute an assignment or attempted assignment if such assignment would constitute a breach thereof. Any obligation of the Seller under the Purchase Agreement to effect the transfer of any Assigned Agreement to Purchaser shall not be terminated or abridged by this provision.

          5.  Third Party Consents and Waivers.  The Seller agrees and
              --------------------------------
undertakes to secure those consents and waivers required by the Purchase Agreement, and the Seller agrees to cooperate with Purchaser in obtaining any consents or waivers of third parties necessary to transfer to Purchaser all property, rights and benefits in and under the Assigned Agreements.

          6.  Further Assurances.  At any time and from time to time after the
              ------------------
date hereof, at the request of Purchaser, and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as Purchaser may reasonably request as necessary or desirable in order to more effectively transfer, convey and assign to Purchaser the Assets.

--------------------------------------------------------------------------------

          7.  Governing Law; Jurisdiction and Venue. This Agreement shall be
              -------------------------------------
governed by and construed in accordance with the Laws of the State of Florida applicable to an agreement executed and performed in such State without giving effect to the conflicts of laws principles thereof; and the courts of such State in the Ninth Judicial Circuit and the United States District Court for the Middle District of Florida (Orlando Division) shall be the exclusive courts of jurisdiction and venue for any litigation, special proceeding or other proceeding as between the parties that may be brought, or arise out of, in connection with, or by reason of this Agreement. Purchaser and Seller hereby consent to the jurisdiction of such courts.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



Attest:                                      NORTH ORLANDO SPORTS PROMOTIONS,
                                             INC.


_______________________________              By:____________________________
Secretary                                       Name:
                                                Title:


Attest:                                      THE INFORMATION SUPERHIGHWAY
                                             CORPORATION


_______________________________              By:____________________________
Secretary                                       Martin M. Meads, President


--------------------------------------------------------------------------------

                                 Schedule 1.1
                                 ------------
                                    Assets
                                    ------

Description of Asset               Acquisition Date   Original Value   Condition
--------------------------------------------------------------------------------
Gateway P-120 Computer                  4/94            $ 2,541.98       Good
Livingston PM2-ER Router                4/96              2,786.53       Good
4 Motorola Modems                       4/96              1,157.22       Good
Adtran TSU                              1/96                900.00       Good
Gateway P-133 Computer                  7/96              2,680.48       Good
2 Motorola Modems                       11/96               298.88       Good
Livingston 5-BRI Card                   10/96             1,490.00       Good
Livingston OR-HS, Adtran TSU            12/96             1,940.65       Good
Acer P-66 Computer                      1/97              1,109.82       Good
2 hard Drives                           10/96               540.00       Good
Ethernet Hub                            5/96                 80.00       Good
UPS                                     8/96                110.00       Good
Equipment Rack                          8/96                 40.00       Good
Silicon Graphics Indy Computer          3/98              1,000.00       Good
Livingston OR-HS, Adtran TSU            3/98                900.00       Good
Livingston PM-3 Router
  w/20 digital modems                   7/98              7,616.63       Good
                                                         ---------
                                              Total:     25,192.00
                                                         =========

Also included: all Internet-related receivables dated March 1, 1999 or later.


                                Excluded Assets
                                ---------------

Any and all assets not explicitly described under "Assets" above.

                                 Schedule 1.2
                                 ------------
                              Assumed Liabilities
                              -------------------

Seller's lease for space at Tradewinds Office Building for 3 year term, starting September 1997, at $209/month.

AT&T Universal Business Card (VISA) credit card liabilities, which are generally paid off monthly. As of February 26, 1999, outstanding debt is estimated to be less than $750.00.

                                       16